UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2012
FORUM ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35504	61-1488595
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
920 Memorial City Way, Suite 1000
Houston, Texas 77024
(Address of principal executive offices and zip code)
Registrant's telephone number, including area code: (281) 949-2500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2012, the Board of Directors of Forum Energy Technologies, Inc. (the "Company") appointed Tylar K. Schmitt, age 39, as the Principal Accounting Officer of the Company in addition to his current duties. Mr. Schmitt currently serves as the Company's Corporate Controller, a position he has held since February 2007.  From October 2005 until February 2007, Mr. Schmitt served as the Assistant Controller for Veritas DGC Inc., a worldwide seismic data processing company. Prior to joining Veritas DGC, Mr. Schmitt worked as an Accounting Manager at Universal Compression, Inc., a worldwide natural gas compression and services company, from August 2002 until October 2005. Mr. Schmitt worked in the audit department of PricewaterhouseCoopers LLP, an independent accounting firm, from September 1996 until August 2002, with his final position being Audit Manager. Mr. Schmitt received a Bachelor of Accounting and an MBA from Baylor University, and is a certified public accountant.

In addition, Mr. Schmitt and the Company will enter into an Indemnification Agreement, the form of which is consistent with the form of Indemnification Agreement filed as Exhibit 10.10 to the Company's Registration Statement on Form S-1 filed on September 1, 2011 (File No. 333-176603). The appointment of Mr. Schmitt was not pursuant to any arrangement or understanding between him and any other person. There is no family relationship between Mr. Schmitt and any director or executive officer of the Company and there are no transactions between Mr. Schmitt and the Company that are required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2012	FORUM ENERGY TECHNOLOGIES, INC.
/s/ James L. McCulloch
James L. McCulloch
Senior Vice President, General Counsel & Secretary